Exhibit 99.1

NEWS RELEASE

For Release on August 8, 2016	Contact: Steven D. Lance
4:03 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Receives $1.9 Million Order for Non-recurring Engineering

SAN RAMON, Calif. — August 8, 2016 -- Giga-tronics Incorporated announced today that it has received a $1.9 million order for non-recurring engineering services (“NRE”) associated with its Microsource business unit from a major aerospace company. The NRE is associated with redesigning a component of its high performance YIG filter used on an aircraft platform. The Company expects to deliver the NRE services over the next twelve months, starting this quarter. John Regazzi, President and CEO of Giga-tronics, said “This NRE order demonstrates the customer’s commitment to the program and follows a $4.5 million production order associated with this aircraft platform which we announced in April 2016.”

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

 This press release contains forward-looking statements concerning operating results, future delivery of services, future orders, and sales of new products, shippable backlog within a year, long term growth, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 26, 2016 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."